SENIOR SECURED PROMISSORY NOTE

$2,354,788	October 28, 2002 Irvine, California

     FOR VALUE RECEIVED, SNAP APPLIANCE, INC. f/k/a BROADBAND STORAGE, INC., a Delaware corporation (“Company”), promises to pay to Quantum Corporation, a Delaware corporation (“Holder”), or its registered assigns, the principal sum of Two Million Three Hundred Fifty Four Thousand Seven Hundred Eighty Eight Dollars ($2,354,788), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to six percent (6.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 360 days.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the dates and in the amounts set forth in Section 2 below, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof.

     THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT DATED AS OF THE DATE HEREOF AND EXECUTED BY COMPANY IN FAVOR OF HOLDER.  ADDITIONAL RIGHTS OF HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT.

     The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

(1)	Definitions. As used in this Note, the following capitalized terms have the following meanings:

	(a)	“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Company or in which Company now holds or hereafter acquires any interest.

	(b)	“Account Control Agreement” means an agreement acceptable to Holder which perfects via control Holder’s security interest in Company’s Deposit Accounts and/or accounts holding securities.

	(c)	“Accounts Receivables” means Accounts arising from the sale or lease of goods or the performance of services or otherwise, for which the owner of the Accounts has a right to the payment of money.

(d)

“Accounts Receivables Line of Credit” means a credit arrangement with a financial institution who is not an Affiliate of the Company under which the amount of money available to be borrowed is determined in accordance with a borrowing base formula that includes no more than 80% of Company’s outstanding Accounts Receivables.

1.

(e)

“Affiliate” with respect to any Person, means (i) any director, officer or employee of such Person, (ii) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (iii) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Affiliate,” when used herein without reference to any Person, shall mean an Affiliate of Company.

	(f)	“Asset Purchase Agreement” shall mean the Asset Purchase Agreement, between Company and Holder, dated October 7, 2002, as amended, supplemented or otherwise modified from time to time.

	(g)	“Bank of America Payroll Account” means Company’s Payroll Account with Bank of America that exists as of the date hereof.

	(h)	“Cap Amount” shall have the meaning provided in the Asset Purchase Agreement.

	(i)	“Collateral” shall have the meaning provided in the Security Agreement.

	(j)	“Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

(k)

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the rate of interest designated in the introductory paragraph of this Note and applicable when fees or other amounts required to be paid by Company under the Transaction Documents remain unpaid after such amounts are due.

	(l)	“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Company or in which Company now holds or hereafter acquires any interest.

(m)

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participation, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options, convertible debt and other rights to acquire any of the foregoing.

	(n)	“Event of Default” has the meaning given in Section 6 hereof.

	(o)	“Exercise of Company’s Offset Right” has the meaning given in Section 6 hereof.

2.

(p)

“Final Series B Preferred Closing” shall mean the earlier to occur of (i) the 180th calendar day following the First Series B Preferred Closing, or (ii) (A) with respect to Section 4(f) hereof, the date on which Company closes the sale of its Series B Preferred that is subsequent to the First Series B Preferred Closing and that generates proceeds, when added to the aggregate proceeds of all prior sales of Company’s Series B Preferred made after the date of this Note, equal to or in excess of ten million dollars ($10,000,000), and (B) with respect to Sections 3 and 6(h) hereof, the date on which Company closes the final sale of its Series B Preferred.  For the avoidance of doubt, “Final Series B Preferred Closing” shall in no event mean a date that is later than the 180th calendar day following the First Series B Preferred Closing.

	(q)	“First Payment” has the meaning given in Section 2 hereof.

	(r)	“First Series B Preferred Closing” shall mean the date on which Company closes the first sale of its Series B Preferred.

	(s)	“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

	(t)	“Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(u)

“Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments, and (vii) all guaranty obligations with respect to the  types of Indebtedness listed in clauses (i) through (vi) above.

(v)

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

	(w)	“Losses” shall have the meaning provided in the Asset Purchase Agreement.

(x)

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

3.

	(y)	“Payroll Account” means any Deposit Account of Company that is established to execute transactions exclusively related to Company’s payroll obligations to its employees.

(z)

“Permitted Indebtedness” means (i) Indebtedness of Company to Holder; (ii) Indebtedness arising from the endorsement of instruments in the ordinary course of business; (iii) Indebtedness existing on the date hereof; (iv) Subordinated Indebtedness; and (v) Indebtedness of Company incurred in connection with an Accounts Receivables Line of Credit, provided that such Accounts Receivables Line of Credit will allow for all payments pursuant to Sections 2 and 3 under this Note, provided further, the lender in the Accounts Receivables Line of Credit enters into an intercreditor agreement reasonably satisfactory to Holder.  In addition, Company will use its best efforts to obtain terms under such Accounts Receivables Line of Credit that provide for the priority of the right of payment thereunder to be pari passu in priority with the right of payment under this Note.

(aa)

“Permitted Liens” means (i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (ii) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; and (iv) Liens granted in connection with the Permitted Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness, provided that Company uses best efforts to obtain terms under such Accounts Receivables Line of Credit that provide for the priority of any security interest granted in connection therewith to be pari passu in priority with the Lien granted by Company to Holder under the Security Agreement.

(bb)

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

	(cc)	“Second Payment” has the meaning given in Section 2 hereof.

	(dd)	“Security Agreement” shall mean that certain Security Agreement, between Company and Holder, dated of even date herewith, as amended, supplemented or otherwise modified from time to time.

4.

	(ee)	“Series B Preferred” shall have the meaning provided in the Asset Purchase Agreement.

(ff)

“Subordinated Indebtedness”means Indebtedness subordinated to the Obligations on terms and conditions reasonably acceptable to Holder, including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full of the Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to the Lien of Holder in the collateral covered thereby, and the subordination of the rights of the holder of such Indebtedness to enforce its junior Lien following an Event of Default hereunder pursuant to a written subordination agreement approved by Lender in its sole and good faith discretion.

(gg)

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

	(hh)	“Third Payment” has the meaning given in Section 2 hereof.

	(ii)	“Transaction Documents” shall mean this Note and the Security Agreement.

(jj)

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Holder's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.  Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

(2)

Principal and Interest.  The principal amount of this Note shall be payable in three (3) payments as follows: (i) the first payment shall be due and payable on the final business day of the month which is the seventh monthly anniversary of the First Series B Preferred Closing and shall be in the amount of Seven Hundred Eight Four Thousand Nine Hundred Twenty Nine Dollars ($784,929) plus all accrued and unpaid interest thereon (the “First Payment”), (ii) the second payment shall be due and payable on the final business day of the month which is the twelfth monthly anniversary of the First Series B Preferred Closing and shall be in the amount of Seven Hundred Eight Four Thousand Nine Hundred Twenty Nine Dollars ($784,929) plus all accrued and unpaid interest thereon (the “Second Payment”), and (iii) the third payment shall be due and payable on the final business day of the month which is the eighteenth monthly anniversary of the First Series B Preferred Closing and shall be in the amount of Seven Hundred Eight Four Thousand Nine Hundred Twenty Nine Dollars ($784,929) plus all accrued and unpaid interest thereon (the “Third Payment”), at which time all outstanding principal and accrued and unpaid interest shall be due and payable in full (unless such amounts shall have become due and payable at an earlier date upon or after the occurrence of an Event of Default).  Company shall pay interest at a per annum rate equal to the Default Rate on any fees or other amounts required to be paid by Company under the Transaction Documents which remain unpaid after such amounts are due.  If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Holder’s election), Company shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

5.

(3)	Prepayment. Company may not prepay this Note except in accordance with the terms of this Section 3:

(a)

Optional Discounted Prepayment.  Prior to the 30th calendar day following the Final Series B Preferred Closing, so long as no Event of Default has occurred, Company, at its option, may prepay the entire loan, in whole but not in part, by repaying to Lender the sum of Two Million Two Hundred Thousand Dollars ($2,200,000), plus all amounts owed for any expenses due under this Note, subject to any payments made pursuant to Section 5(a) hereof.

(b)

Other Optional Prepayment.  On or after the 30th calendar day following the Final Series B Preferred Closing, Company, upon five (5) calendar days prior written notice to Holder, may prepay this Note, in whole or in part, by paying (i) all outstanding principal payments, subject to any payments made pursuant to Section 5(a) hereof,due prior to the date of prepayment, and (ii) all accrued and unpaid interest to the date of prepayment; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

(4)	Affirmative Covenants. While any amount is outstanding under this Note, Company will do all of the following:

(a)

Government Compliance.   Company will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which it conducts business or where it keeps Collateral, except where the failure to so maintain could not be reasonably be expected to have a material adverse effect.  Company will comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)

Financial Statements, Reports, Certificates  .  Company will deliver to Holder:  (i) as soon as available, but no later than 14 calendar days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Company’s consolidated operations during the period, in a form certified by the Chief Financial Officer of Company, copies of which may be delivered to Holder by electronic mail to: Mary.Springer@Quantum.com; provided, to the extent that Company’s obligations to deliver monthly financial statements under an Accounts Receivables Line of Credit are less than 14 calendar days after the last day of each month, Company shall deliver to Holder the financial statements required under this subsection (i) no later than the required delivery times for monthly financials thereunder (but in any event as soon as available); (ii) as soon as available, but no later than 150 calendar days after the last day of Company’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm; provided, to the extent that Company’s obligations to deliver audited annual financial statements under an Accounts Receivables Line of Credit within less than 150 calendar days after the last day of Company’s fiscal year, Company shall deliver to Holder the financial statements required under this subsection (ii) no later than the required delivery times for annual financials thereunder (but in any event as soon as available);  (iii) as soon as available, but no later than 30 calendar days after the last day of Company’s fiscal year, a copy of Company’s annual financial projections, in form and substance acceptable to Holder; and (iv) a prompt report of any legal actions pending or threatened against Company or any Subsidiary that could result in damages or costs to Company or any Subsidiary of $250,000 or more.

6.

(c)

Company’s Booksand Inspection Rights.   Company shall keep or will cause to be kept in a safe and secure manner, at its chief executive office, all necessary, proper, and accurate books, records, correspondence and other documents or instruments, related to, concerning, or evidencing the Collateral.  Holder and its representatives shall have the right, at any time during normal business hours, upon reasonable prior notice, to visit and inspect the Collateral and the books and records related thereto, and make abstracts therefrom, and to discuss the same with Company’s officers and independent public accountants.

(d)

Taxes.   Company will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Holder, on demand, appropriate certificates attesting to the payment.

(e)

Notice of Defaults. Company shall, promptly upon the occurrence thereof, give Holder written notice of the occurrence of any Event of Default hereunder or any event of default with respect to any other Indebtedness.

(f)

Minimum Unrestricted Cash Balance Financial Covenant.  At any time following the Final Series B Preferred Closing, Company will maintain as of the last day of each month in its Deposit Accounts or accounts holding securities for which Holder has received a fully executed Account Control Agreement a minimum unrestricted cash balance in the following amounts: (i) prior to receipt by Holder of the First Payment Three Million Dollars ($3,000,000) in the aggregate, (ii) following receipt by Holder of the First Payment and prior to receipt by Holder of the Second Payment Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, and (iii) following receipt by Holder of the Second Payment and prior to receipt by Holder of the Third Payment Two Million Dollars ($2,000,000) in the aggregate.

(g)

Account Control Agreements.  As soon as practicable, but not later than within 5 calendar days from the date of this Note, Company will execute and deliver to Holder Account Control Agreements for all Deposit Accounts and accounts holding securities owned by Company other than the Bank of America Payroll Account, and will take all actions requested by Holder that Holder deems necessary to perfect its security interest in such accounts via control.

(5)	Negative Covenants. While any amount is outstanding under this Note, without the prior written consent of Holder, Company shall not do any of the following:

7.

(a)

Dispositions.  Convey, sell, lease, transfer or otherwise dispose of  (collectively,  “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property outside the ordinary course of business without paying to Holder, in immediately available funds, at least 50% of the value of the aggregate proceeds (including all cash, securities, payment in-kind or other property) received by Company as consideration for the Transfer thereof net of any transaction expenses directly incurred in respect of such Transfer within 3 calendar days following such Transfer, which payment shall be applied to satisfy the Obligations in accordance with Section 3 hereof.  Notwithstanding the foregoing, Company will not make any Transfer for less than fair market value or on terms less favorable to Company than would be obtained in an arm’s length transaction.

(b)

Changes in Business, Ownership or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Company or reasonably related thereto.  Company will not, without at least 15 calendar days prior written notice, relocate its chief executive office or add any new offices or business locations.

(c)

Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

	(d)	Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, except for Permitted Indebtedness.

(e)

Encumbrance.  Create, incur, or allow any Lien on any of its property, or permit any of its Subsidiaries to do so or permit any Collateral not to be subject to the first priority security interest granted here, except for Permitted Liens.

(f)

Transactions with Affiliates.  Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Company’s business, on terms no less favorable to Company than would be obtained in an arm’s length transaction with a non-affiliated Person.

(g)

Compliance.  Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if such action could reasonable be expected to have a material adverse effect on Company’s business or operations or would reasonably be expected to cause a Material Adverse Change (as defined in Section 6(j) below), or permit any of its Subsidiaries to do so.

(h)

Dividends, Redemption’s, Etc. (i) Pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $50,000 in any calendar year); (iii) return any capital to any holder of its equity securities; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose.

8.

(i)

Maintenance of Accounts.  (i) Maintain any Deposit Account or account holding securities owned by Company except (A) accounts with respect to which Holder is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements, or (B) the Bank of America Payroll Account, provided (1) Company makes no deposits to the Bank of America Payroll Account outside the ordinary course of business, and (2) Company will terminate the Bank of America Payroll Account no later than November 18, 2002; or (ii) grant or allow any other Person (other than Holder) to perfect a security interest in, or enter into any agreements with any Persons (other than Holder) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities, except in connection with an Accounts Receivables Line of Credit.

(6)	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a)

Failure to Pay.  Company shall fail to pay when due any principal or interest payment on the due date hereunder.  Notwithstanding the foregoing, it shall not be an Event of Default under Section 6(a) of this Note to the extent that Company’s failure to pay any principal or interest payment due and payable under Section 2 of this Note, in whole or in part, is a result of the exercise by Company of its right to offset Losses owed by Holder to Company under the Asset Purchase Agreement against the amounts owed under this Note in accordance with Section 7.5(c) of the Asset Purchase Agreement (after providing notice to Holder and working with Holder in good faith towards a resolution of any claim associated with such Losses in accordance with the terms thereunder, the “Exercise of Company’s Offset Right”) (which right, to the extent limited to the Cap Amount, shall in no event permit Company to offset amounts owed under this Note in excess of the Cap Amount), provided, however, to the extent that the amount offset pursuant to the Exercise of Company’s Offset Right is less than the amount then due hereunder, failure by Company to pay any such difference on the date due and payable under Section 2 of this Note shall be an Event of Default under this Section 6(a).  Notwithstanding the preceding sentence, if, following the Exercise of Company’s Offset Right, a mediator or arbitrator, as the case may be, pursuant to the dispute resolution provisions of Section 10.14 of the Asset Purchase Agreement, makes a determination that the amount of offset that Company actually claimed pursuant to the Exercise of Company’s Offset Right is greater than the amount of offset which Company was properly entitled to claim pursuant thereto, the failure by Company to pay the amount of such deficiency then due hereunder, including accrued interest, by the end of the next business day following such determination shall be an Event of Default under this Section 6(a), provided, however, any determination by such mediator or arbitrator, as the case may be, that the amount of offset that Company actually claimed pursuant to the Exercise of Company’s Offset Right is greater by 15% or more than the amount of offset which Company was properly entitled to claim pursuant thereto (excluding all amounts relating to claims that Company and Holder agreed to settle) will be an Event of Default under this Section 6(a); or

9.

	(b)	Breaches of Certain Covenants. Company shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Sections 4(b), 4(f), 4(g), 5(a) and 5(i) of this Note; or

(c)

Breaches of Other Covenants. Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Transaction Documents (other than those specified in Sections 6(a), 6(b), 6(f), 6(g) and 6(j) of this Note) and such failure shall continue for five (5) calendar days; or

(d)

Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Company to Holder in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Holder to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)

Other Payment Obligations. Company shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by Company (excluding this Note but including any other evidence of Indebtedness of Company to Holder) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, Indebtedness in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more to become due prior to its stated date of maturity; or

(f)

Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(g)

Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any Bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) calendar days of commencement; or

10.

(h)

Change of Control. At any time following the Final Series B Preferred Closing, any person or group of persons (with in the meaning of Section 13 or 14 of Securities Exchange Act of 1934, as amended) shall acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of Company as held as of the Final Series B Preferred Closing; or during any period of twelve consecutive calendar months, individuals who were directors of Company on the first day of such period or who were successors to such directors in ordinary course shall cease to constitute a majority of the board of directors of Company; or

(i)

Judgments.  A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Company and the same shall remain undischarged for a period of thirty (30) calendar days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) calendar days after issue or levy; or

(j)

Material Adverse Change. If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Company, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Holder’s security interests in the Collateral (the foregoing being defined as a “Material Adverse Change”).

(k)

Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Company, not to be, a legal, valid and binding obligation of Company enforceable in accordance with its terms or if the Liens of Holder in any of the assets of Company shall cease to be or shall not be valid, first priority perfected Liens, subject to Permitted Liens, or Company shall assert that such Liens are not valid, first priority and perfected Liens, subject to Permitted Liens.

(7)

Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 6(a), 6(b), 6(f), 6(g) and 6(j) of this Note) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Sections 6(a), 6(b), 6(f), 6(g) and 6(j) of this Note, immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

11.

(8)

Obligations Absolute.  Subject to the provisions of Section 6(a) of this Note, the payment obligations of Company under this Agreement shall be absolute, unconditional and irrevocable under all circumstances whatsoever, including, without limitation, the following circumstances:

	(a)	any lack of validity or enforceability of all or any of the Transaction Documents;

	(b)	any amendment or waiver of or any consent to departure from all or any of the Transaction Documents;

	(c)	the existence of any claim, set-off, defenseor other rights which the Company may have at any time against Holder in connection with the Transaction Documents or any related or unrelated transaction;

	(d)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(9)

Successors and Assigns.  Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(10)	Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Holder.

(11)

Transfer of this Note. Upon notice to Company thereof, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company.  Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

(12)

Assignment.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder, or by Holder to any Person who competes with Company in Company’s line of business without the prior written consent of Company.

(13)

Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Company or Holder under this Note shall be by facsimile or in writing and sent by facsimile, mailed or delivered to each party at its facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing).  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile, upon confirmation of receipt.

12.

	Holder:	Quantum Corporation 501 Sycamore Drive Milpitas, California 95035 Attention: Mary Springer Telephone: (408) 944-4000 Facsimile: (408) 944-4040

	Company:	Snap Appliance, Inc. 5141 California, Suite 200 Irvine, CA 92612 Attention: President Telephone: (949) 737-6200 Facsimile: (949) 737-6201

(14)	Payment. Payment shall be made in lawful tender of the United States.

(15)

Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(16)

Expenses; Waivers.   Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with any actions taken to collect under this Note whether or not suit is filed.  Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(17)

Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(18)

Jury Trial.  EACH OF COMPANY AND HOLDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

(19)

Venue and Jurisdiction. Each of Companyand Holdersubmit to the exclusive jurisdiction of the State and Federal courts inSanta Clara County, California, which submission shall include, without limitation, consent to personal jurisdiction in any state or federal courts located in Santa Clara County, California, waiver of any objection to jurisdiction or venue in the aforesaid courts, and agreement not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts.

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13.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

SNAP APPLIANCE, INC. f/k/a BROADBAND STORAGE, INC. a Delaware corporation By: /s/ ERIC L. KELLY Title: CEO

14.

[Signature page to Senior Secured Promissory Note]

15.